Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Viggle Inc.
New York, New York
We hereby consent to the use in this Prospectus constituting a part of this Registration Statement of our report dated September 17, 2013, except for Note 1, as to which the date is March 19, 2014, relating to the consolidated financial statements of Viggle Inc. as of June 30, 2013 and 2012 and for each of the two years in the period ended June 30, 2013, which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York
April 14, 2014